Exhibit 99.1
news
Contact:
Brad Allen
Imation Corp.
651-704-5818
bdallen@imation.com
Imation Reports Q2 2007 Revenue of $412.8 Million;
Operating Loss of $2.6 Million includes $20.8 Million of
Restructuring and Other Charges;
Operating Income of $18.2 Million, excluding Charges
Company Reinforces Commitment to Strategic Plan
Oakdale, MN (July 19, 2007) — Imation Corp. (NYSE:IMN) today released financial results for the quarter ended June 30, 2007.
Highlights for Q2 2007 include the following:
•	Revenue of $412.8 million was up 12.8 percent compared with Q2 2006 revenue of $365.8 million.

•	Operating loss in Q2 2007 of $2.6 million included $20.8 million of restructuring and other charges under the previously announced restructuring program. This is compared with operating income of $18.6 million in Q2 2006, which included an $8.9 million restructuring charge.

•	Diluted earnings (loss) per share was ($0.04) for Q2 2007, including a $0.37 impact from the restructuring charges. This compares with diluted earnings per share from continuing operations of $0.37 for Q2 2006 which included a $0.16 impact from restructuring as well as a $0.03 tax benefit.

•	Excluding the restructuring and other charges and tax benefit, operating income would have been $18.2 million and $27.5 million for the second quarter of 2007 and 2006, respectively and diluted earnings per share from continuing operations would have been $0.33 and $0.50, respectively for the same periods (see table entitled Reconciliation of GAAP to Adjusted Results below).

•	Total cash was $242.7 million as of June 30, 2007 and we repurchased approximately 470,000 shares during the quarter for $17.8 million.
A teleconference is scheduled for 9:00 a.m. CT today, July 19, 2007. The call-in number is 866-802-4305 (see Webcast and Replay Information at the bottom of this release).

Frank Russomanno, President and Chief Executive Officer of Imation, said: “Similar to what we experienced in the first quarter, our gross profit margins in the second quarter were impacted by continued aggressive pricing on flash drives and LTO tape media. In addition, product mix negatively impacted margins during the quarter. We also incurred certain additional costs in our Americas’ consumer business as we completed the Memorex integration, including logistics and IT systems integration.”
“While we remain cautious for the rest of the year, as reflected in our revised outlook, we are beginning to see increasing demand for LTO4 and T10000 tape media and some benefits from our restructuring program which is proceeding as planned. I again want to emphasize that this management team has dealt with difficult market conditions in the past and is committed to making the necessary adjustments to improve results.”
“As evidenced by our acquisition of the Memcorp business and good progress towards the close of the TDK Recording Media acquisition, we remain committed to transforming Imation to a brand and product management company, building on our growing portfolio of strong brands, product and regional breadth as well as financial strength and discipline,” Russomanno concluded.
Q2 and YTD 2007 and 2006 Financial Highlights

(Dollars in millions, except per share amounts)	Q2 07	Q2 06	YTD 07	YTD 06
Net Revenue	$412.8	$365.8	$834.7	$701.0
Gross Profit	$72.5	$84.2	$154.3	$163.4
% of Revenue	17.6%	23.0%	18.5%	23.3%
SG&A	$44.7	$44.4	$89.9	$79.7
% of Revenue	10.8%	12.1%	10.8%	11.4%
R&D	$9.6	$12.3	$22.0	$25.1
% of Revenue	2.4%	3.4%	2.6%	3.6%
Restructuring and Other Charges	$20.8	$8.9	$21.4	$10.7
Operating Income (Loss)	$(2.6)	$18.6	$21.0	$47.9
% of Revenue	(0.6)%	5.1%	2.5%	6.8%
Income (Loss) from Continuing Operations	$(1.4)	$12.9	$14.3	$32.3
Diluted Earnings (Loss) per Share:
Continuing Operations	$(0.04)	$0.37	$0.41	$0.92
Discontinued Operations	$—	$0.03	$—	$0.03
Net Income (Loss)	$(0.04)	$0.40	$0.41	$0.95
Operating Cash Flows	$9.3	$30.2	$15.5	$53.3
Reconciliation of GAAP to Adjusted Results

	Q2 07		Q2 06
		Diluted EPS		Diluted EPS
	Operating	from Cont.	Operating	from Cont.
(Dollars in millions, except per share amounts)	Income	Ops.	Income	Ops.
As Reported — GAAP	$(2.6)	$(0.04)	$18.6	$0.37
Restructuring and Other Charges	20.8	0.37	8.9	0.16
Tax Benefit	—	—	—	(0.03)

Subtotal	20.8	0.37	8.9	0.13
Adjusted — Non-GAAP	$18.2	$0.33	$27.5	$0.50

	YTD 07		YTD 06
As Reported — GAAP	$21.0	$0.41	$47.9	$0.92
Restructuring and Other Charges	21.4	0.37	10.7	0.19
Tax Benefit	—	—	—	(0.03)

Subtotal	21.4	0.37	10.7	0.16
Adjusted — Non-GAAP	$42.4	$0.78	$58.6	$1.08

Comparison of GAAP to Non-GAAP Financial Measures
     The impacts of the restructuring and other charges as well as the 2006 one-time tax benefit are provided to assist an investor’s understanding of the impact of these components on our actual results of operations when compared with prior periods. We believe this will assist investors in making an evaluation of our performance against prior periods on a comparable basis by adjusting for those items. This information should not be construed as an alternative to the reported results which have been determined in accordance with accounting principles generally accepted in the United States of America (GAAP).
Second Quarter and YTD 2007 Financial Highlights
     Net Revenue was $412.8 million for the quarter, up 12.8 percent from Q2 2006 revenue of $365.8 million, driven by optical and flash products primarily due to the addition of revenue from the Memorex brand. Revenue in the Americas segment, which represented 56 percent of total revenue, was up approximately 24 percent from the comparable year ago period. Revenue from the European segment was up one percent from the prior period and represented approximately 31 percent of total revenue in the quarter. We saw slight growth in the Asia Pacific segment which represented approximately 13 percent of total revenue in the quarter. Overall volume growth of approximately 24 percent and favorable currency impact of two percent were partially offset by price erosion of 13 percent. For the six-month period ended June 30, 2007, revenue was $834.7 million, up 19.1 percent from revenue of $701.0 million for the comparable period last year driven primarily by the addition of Memorex brand revenue.
     Gross Margin of 17.6 percent in Q2 2007 was down from 23.0 percent in Q2 2006 and is lower than anticipated due to continued aggressive market pricing for flash drives and LTO tape media. The LTO pricing declines were driven by the continued delay of the new LTO4 drives. In addition, product mix negatively impacted margins during the quarter.
     Selling, General & Administrative (SG&A) spending was $44.7 million or 10.8 percent of revenue, compared with $44.4 million or 12.1 percent of revenue in Q2 2006. The decrease in SG&A as a percent of revenues was primarily due to higher revenue as noted above. For the six-month periods ending June 30, 2007 and 2006, SG&A spending was $89.9 million and $79.7 million, respectively.
     Research & Development (R&D) spending of $9.6 million or 2.4 percent of revenue is compared with $12.3 million or 3.4 percent of revenue reported in Q2 2006. For the six-month periods ending June 30, 2007 and 2006, R&D spending was $22.0 million and $25.1 million, respectively. The declines were primarily due to benefits from restructuring activities during Q2 2007.
     Restructuring and Other Charges of $20.8 million were recorded in the second quarter under the previously announced restructuring program, which is estimated to total $30 million to $35 million, primarily associated with changes in manufacturing and R&D which have started and will continue to occur over the next two years. The charge in Q2 2007 includes non-cash charges of approximately $5 million with the remainder representing cash charges, primarily associated with employee severance to be paid out over the life of the program. Restructuring and other charges of $8.9 million in Q2 2006 resulted primarily from integrating the Memorex acquisition.
     Operating loss for the quarter was $2.6 million, compared with operating income of $18.6 million reported in Q2 2006. The operating loss in Q2 2007 included restructuring and other charges of $20.8 million as discussed above. Operating income in Q2 2006 included restructuring and other charges of $8.9 million discussed above. Operating income for the six months ended June 30, 2007 was $21.0 million compared with $47.9 million for the comparable year ago period. Excluding the restructuring and other charges noted above, operating income would have been $42.4 million in the first half of 2007, down 27.6 percent from $58.6 million in the comparable 2006 period (see table entitled Reconciliation of GAAP to Adjusted Results above).

     Diluted Earnings (Loss) per Share was a loss of $0.04 for Q2 2007 compared with $0.37 diluted EPS from continuing operations in Q2 2006, due to the factors noted above.
     Cash and Cash Flows: Ending cash and cash equivalents were $242.7 million as of June 30, 2007, down $16.7 million during the quarter driven by the repurchase of approximately 470,000 shares of common stock in the quarter for $17.8 million. Cash flow generated from operations totaled $9.3 million in Q2 2007 down from $30.2 million in Q2 2006 driven by lower earnings and higher working capital. Capital spending was $4.0 million and depreciation and amortization totaled $10.5 million for the quarter. Dividends of $5.6 million were paid in Q2 2007.
2007 Business Outlook
     The following statements are based on our current outlook for fiscal 2007 and include the anticipated impact from integration of the recently acquired Memcorp business and pending acquisition of the TDK Recording Media business as well as pricing pressures discussed above. The 2007 outlook is subject to change based on the final allocation of intangible assets, which will be determined subsequent to close of the acquisitions, and is subject to the risks and uncertainties described below. Where noted below, the outlook has changed from the previous outlook issued May 22, 2007.
•	Revenue for 2007 is targeted between $2.000 billion and $2.050 billion, representing growth of approximately 25 percent to 30 percent over 2006. While the total revenue outlook has not changed, the relative contributions for the base business and the TDK Recording Media business have changed.

•	Full year 2007 operating income is targeted between $64 million and $69 million. This outlook is changed from the previous outlook of operating income between $82 million and $87 million.

•	Diluted earnings per share is targeted between $1.13 and $1.21 for the full year 2007 and reflects increased shares outstanding due to the expected share issuance related to the TDK transaction partially offset by planned share repurchase activity. This outlook is changed from the previous outlook for diluted EPS between $1.41 and $1.54.

•	Capital spending for 2007 is targeted to be approximately $15 million to $20 million.

•	The tax rate for 2007 is anticipated in a range of 36 percent to 38 percent.

•	Depreciation and amortization for 2007 is targeted to be approximately $45 million, including amortization of intangible assets of approximately $6 million to $7 million resulting from the recently acquired Memcorp business and the pending TDK Recording Media acquisition in addition to intangible asset amortization of approximately $11 million resulting from the Memorex acquisition in 2006.

The table below reconciles the outlook for 2007 revenue, operating income and diluted EPS on a GAAP basis with the items impacting 2007 results discussed above.

Targeted
	Targeted	Operating	Targeted
	Revenue	Income	Diluted EPS
	$ Millions	$ Millions	$ per share
Base business prior to acquisitions	$1,725 - $1,750	$90 - $95

Memcorp Acquisition	$100 - $110	$6 - $7
(closed July 9, 2007)

TDK Recording Media Acquisition	$175 - $190	$2 - $3
(assumes closing in Q3)

Acquisition amortization	—	($6 - $7)

2007 Outlook before Restructuring (Non-GAAP)	$2,000 - $2,050	$92-$97	$1.59-$1.68

Restructuring and other charges	—	($25 - $30)

2007 Outlook including Restructuring (GAAP)	$2,000 - $2,050	$64-$69	$1.13-$1.21
The impact of the Memcorp and TDK Brand Recording Media acquisitions, restructuring and other charges and other items, as described above, is provided to assist an investor’s understanding of the estimated components of our 2007 outlook and the impact of these components on the comparability of our operations to prior periods. This information should not be construed as an alternative to the reported results determined in accordance with GAAP.
Webcast and Replay Information
A live webcast of Imation Corp.’s second quarter teleconference will be available on the Internet on a listen-only basis at http://ir.Imation.com or http://www.streetevents.com. A taped replay of the teleconference will be available beginning at 1:00 PM Central Daylight Time on July 19, 2007 until 5:00 PM Central Daylight Time on July 24, 2007 by dialing 866-837-8032 (access code 1104342). All remarks made during the teleconference will be current at the time of the call and the replay will not be updated to reflect any subsequent developments.
About Imation Corp.
Imation Corp. is the only company in the world focused on the development, manufacture and supply of removable data storage products spanning the four pillars of magnetic, optical, flash and removable hard disk storage. With more than 50 years of data storage leadership beginning with the development of the world’s first computer tape, Imation proudly marked its tenth anniversary as an independent company in 2006. In addition to the Imation brand, Imation Corp.’s global brand portfolio includes the Memorex brand, one of the most widely recognized names in the consumer electronics industry, famous for the slogan, “Is it live or is it Memorex?” Additional information about Imation is available at http://www.imation.com or by calling 1-888-466-3456.

Risk and Uncertainties
Certain information contained in this press release which does not relate to historical financial information may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause our actual results in the future to differ materially from our historical results and those presently anticipated or projected. We wish to caution investors not to place undue reliance on any such forward-looking statements. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. Risk factors include our ability to successfully close the acquisition of the TDK Recording Media business and achieve the anticipated benefits of this pending acquisition as well as the Memcorp acquisition, including synergies, in a timely manner; our ability to successfully implement our global manufacturing strategy for magnetic data storage products and changes to our R&D organization and to realize the benefits expected from the related restructuring actions; our ability to operate the Memorex product lines as an integrated entity; our ability to successfully defend our intellectual property, including the Memorex brand and patent licenses and the Philips patent cross license; continuing uncertainty in global economic conditions that make it particularly difficult to predict product demand; our ability to meet our cost reduction and revenue growth targets; our ability to introduce new offerings in a timely manner either independently or in association with OEMs or other third parties; our ability to achieve the expected benefits from the Moser Baer and other strategic relationships and distribution agreements such as the GDM joint venture and Tandberg relationships; the competitive pricing environment including its possible impact on inventory valuations; foreign currency fluctuations; the outcome of any pending or future litigation; our ability to secure adequate supply of certain high demand products; the ready availability and price of energy; availability of key raw materials or critical components; the market acceptance of newly introduced product and service offerings; the rate of decline for certain existing products; as well as various factors set forth from time to time in our filings with the Securities and Exchange Commission.

IMATION CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except for per share amounts)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006
Net revenue	$412.8	$365.8	$834.7	$701.0
Cost of goods sold	340.3	281.6	680.4	537.6

Gross profit	72.5	84.2	154.3	163.4

Operating expense:
Selling, general and administrative	44.7	44.4	89.9	79.7
Research and development	9.6	12.3	22.0	25.1
Restructuring and other	20.8	8.9	21.4	10.7

Total	75.1	65.6	133.3	115.5

Operating income (loss)	(2.6)	18.6	21.0	47.9

Other (income) and expense:
Interest income	(2.5)	(2.9)	(5.0)	(7.6)
Interest expense	0.3	0.2	0.6	0.4
Other, net	1.5	2.5	2.2	5.6

Total	(0.7)	(0.2)	(2.2)	(1.6)

Income (loss) from continuing operations before income taxes	(1.9)	18.8	23.2	49.5

Income tax provision (benefit)	(0.5)	5.9	8.9	17.2

Income (loss) from continuing operations	(1.4)	12.9	14.3	32.3

Gain on disposal of discontinued business, net of income taxes	—	1.2	—	1.2

Net income (loss)	$(1.4)	$14.1	$14.3	$33.5

Basic earnings (loss) per common share:
Continuing operations	$(0.04)	$0.37	$0.41	$0.93
Discontinued operations	$—	$0.03	$—	$0.03
Net income	$(0.04)	$0.41	$0.41	$0.97

Diluted earnings (loss) per common share:
Continuing operations	$(0.04)	$0.37	$0.41	$0.92
Discontinued operations	$—	$0.03	$—	$0.03
Net income	$(0.04)	$0.40	$0.41	$0.95

Weighted average basic shares outstanding	34.9	34.6	34.9	34.7

Weighted average diluted shares outstanding	34.9	35.2	35.3	35.3

Cash dividend per share	$0.16	$0.14	$0.30	$0.26

IMATION CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	June 30,	December 31,
	2007	2006
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$242.7	$252.5
Accounts receivable, net	279.2	308.1
Inventories, net	292.6	258.0
Other current assets	73.5	58.3

Total current assets	888.0	876.9

Property, plant and equipment, net	172.2	178.0
Intangible assets, net	223.2	230.2
Goodwill	60.0	67.6
Other assets	34.4	30.2

Total assets	$1,377.8	$1,382.9

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$219.6	$227.3
Accrued payroll	9.5	23.7
Other current liabilities	131.8	140.6

Total current liabilities	360.9	391.6

Other liabilities	44.6	45.0

Shareholders’ equity	972.3	946.3

Total liabilities and shareholders’ equity	$1,377.8	$1,382.9

IMATION CORP.
SUPPLEMENTAL INFORMATION
(Dollars in millions)
(Unaudited)
Segment and Product Information

	Three months ended		Three months ended
	June 30, 2007		June 30, 2006		% Change
	Rev $	% Total	Rev $	% Total
Americas	229.4	55.6%	185.7	50.8%	23.5%
Europe	126.7	30.7%	125.4	34.2%	1.0%
APAC	56.7	13.7%	54.7	15.0%	3.7%

Total	412.8	100.0%	365.8	100.0%

	Rev $	% Total	Rev $	% Total
Magnetic	150.4	36.4%	156.1	42.7%	-3.7%
Optical	192.6	46.7%	158.0	43.2%	21.9%
Flash	42.8	10.4%	28.1	7.7%	52.3%
Other	27.0	6.5%	23.6	6.4%	14.4%

Total	412.8	100.0%	365.8	100.0%

	Op Inc (Loss) $	OI %	Op Inc $	OI %
Americas	22.1	9.6%	30.0	16.2%	-26.3%
Europe	7.9	6.2%	11.2	8.9%	-29.5%
APAC	4.0	7.1%	4.0	7.3%	0.0%
Corp/Unallocated (1)	(36.6)	NM	(26.6)	NM	NM

Total	(2.6)	-0.6%	18.6	5.1%

	Six months ended		Six months ended
	June 30, 2007		June 30, 2006		% Change
	Rev $	% Total	Rev $	% Total
Americas	444.5	53.3%	328.9	46.9%	35.1%
Europe	269.4	32.3%	254.3	36.3%	5.9%
APAC	120.8	14.4%	117.8	16.8%	2.5%

Total	834.7	100.0%	701.0	100.0%

	Rev $	% Total	Rev $	% Total
Magnetic	312.8	37.5%	332.4	47.4%	-5.9%
Optical	385.3	46.2%	281.8	40.2%	36.7%
Flash	78.5	9.4%	46.6	6.6%	68.5%
Other	58.1	6.9%	40.2	5.8%	44.5%

Total	834.7	100.0%	701.0	100.0%

	Op Inc $	OI %	Op Inc $	OI %
Americas	46.6	10.5%	61.5	18.7%	-24.2%
Europe	19.0	7.1%	24.5	9.6%	-22.4%
APAC	10.4	8.6%	9.7	8.2%	7.2%
Corp/Unallocated (1)	(55.0)	NM	(47.8)	NM	NM

Total	21.0	2.5%	47.9	6.8%

(1)	Corporate and unallocated amounts include research and development expense, corporate expense, stock-based compensation expense and restructuring and other expense that are not allocated to the regional markets we serve. We believe this avoids distorting the operating income for the regional segments.

IMATION CORP.
SUPPLEMENTAL INFORMATION
(Dollars in millions)
(Unaudited)
Operations & Cash Flow — Additional Information

	Three Months Ended		Six Months Ended
(Dollars in millions)	June 30,		June 30,
	2007	2006	2007	2006
Gross Profit	$72.5	$84.2	$154.3	$163.4
Gross Margin %	17.6%	23.0%	18.5%	23.3%
Operating Income (Loss)	$(2.6)	$18.6	$21.0	$47.9
Operating Income %	-0.6%	5.1%	2.5%	6.8%
Capital Spending	$4.0	$3.8	$9.4	$7.1
Depreciation	$7.0	$7.4	$14.0	$14.7
Amortization	$3.5	$2.3	$7.0	$2.9
Tax Rate %	26%	31%	38%	35%
Asset Utilization Information *

	June 30,	December 31,
	2007	2006
Days Sales Outstanding (DSO)	57	56
Days of Inventory Supply	81	72
Debt to Total Capital	0.0%	0.0%
Other Information

Approximate employee count as of June 30, 2007:	2,040
Approximate employee count as of December 31, 2006:	2,070
Book value per share as of June 30, 2007:	$28.10
Shares used to calculate book value per share (millions):	34.6

Imation repurchased approximately 470,000 shares of its stock in the second quarter of 2007.

Authorization for repurchase of approximately 4.5 million shares remains outstanding as of June 30, 2007.

*	These operational measures, which we regularly use, are provided to assist in the investor’s further understanding of our operations.

Days Sales Outstanding is calculated using the count-back method, which calculates the number of days of most recent revenue that are reflected in the net accounts receivable balance.

Days of Inventory Supply is calculated using the current period inventory balance divided by the average of the inventoriable portion of cost of goods sold for the previous 12 months expressed in days.

Debt to Total Capital is calculated by dividing total debt (long term plus short term) by total shareholders’ equity and total debt.